Exhibit 99.1

First National Lincoln Corporation Increases Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – December 20, 2007 – The Board of Directors of First National Lincoln Corporation (NASDAQ: FNLC), today declared a quarterly dividend of 18.0 cents per share. This fourth-quarter dividend, which is payable January 31, 2008, to shareholders of record as of January 7, 2008, represents an increase of 12.5% or 2.0 cents per share over the fourth-quarter dividend declared in 2006 of 16.0 cents per share.

“The Company has raised its regular cash dividend for 14 consecutive years and for 49 consecutive quarters,” noted Daniel R. Daigneault, FNLC’s President & Chief Executive Officer. “The quarterly dividend of 18.0 cents per share translates into an annual dividend of 72.0 cents per share, and based on yesterday’s closing price of $14.59 per share, this results in a very attractive current annual dividend yield of 4.93%.

“Two factors have positively impacted our operating results this year,” President Daigneault went on. “The lowering of interest rates by the Federal Reserve over the past several months has been positive for FNLC and has contributed to an improvement in our net interest margin. At the same time, we have experienced very good growth in earning assets this year in both the loan and investment portfolios. Because of these factors and the resulting increase in earnings, the Board of Directors voted to continue to increase our quarterly dividend payout, which, as we have noted before, is important to the majority of our shareholders.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. It also provides investment advisory and trust services though First Advisors, a division of the Bank.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.